Exhibit (c)(15)

DRAFT– STRICTLY CONFIDENTIAL

Valuation Considerations

Value per Share ($) - NON PROBABILISED				Value per Share ($) - PROBABILISED
	Wacc				Wacc
	12.0%	11.0%	10.0%		12.0%	11.0%	10.0%
Core Business				Core Business

Increlex US/EU Severe + Somatuline Acro.	1.0	1.2	1.3	Increlex US/EU Severe + Somatuline Acro.	1.0	1.2	1.3
Other	0.8	0.8	0.9	Other	0.8	0.8	0.9
Cash/(Debt)	(0.2)	(0.2)	(0.2)	Cash/(Debt)	(0.2)	(0.2)	(0.2)
Core Business	1.6	1.8	2.0	Core Business	1.6	1.8	2.0

Co-administration Upside				Co-administration Upside

Increlex Other use (co-administration)	2.4	2.6	2.8	Increlex Other use (co-administration) (100%)	2.4	2.6	2.8

Lifecycle management				Lifecycle management

Somatuline Net	2.3	2.4	2.5	Somatuline Net (50%)	1.1	1.2	1.3
Primary IGFD indication for Incr. in US	1.3	1.4	1.6	Primary IGFD indication for Incr. in US (50%)	0.7	0.7	0.8
Primary IGFD indication for Incr. in Europe + RoW	0.3	0.3	0.3	Primary IGFD indication for Incr. in Europe + RoW (50%)	0.1	0.1	0.2
Combo post 2013	1.2	1.4	1.6	Combo post 2013 (33%)	0.4	0.5	0.5

Pipeline				Pipeline

MMD	3.7	4.0	4.3	MMD (0%)	-	-	-

				Total Core Business + Upside	4.0	4.4	4.8
				Total Core Business + Upside + LCM	6.4	6.9	7.5
				Total Core Business + Upside + LCM + Pipeline	6.4	6.9	7.5

Note: Using diluted number of shares as per treasury method (taking into account stock options and RSUs)

Valuation as of 30-Jun-2008

Assuming mid-year convention